Exhibit 99.1

January 21, 2011

Investors May Contact:

Kevin Stitt, Bank of America, 1.980.386.5667

Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.388.2840

jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Fourth-Quarter and 2010 Financial Results

Fourth-Quarter Net Loss of $1.2 Billion, or $0.16 per Diluted Share, Includes Goodwill Impairment Charge of $2.0 Billion

Excluding Goodwill Impairment Charge, Fourth-Quarter Net Income Was $756 Million, or $0.04 per Diluted Share1

2010 Net Loss of $2.2 Billion, or $0.37 per Diluted Share, Includes Goodwill Impairment Charges of $12.4 Billion

Excluding Goodwill Impairment Charges, 2010 Net Income Was $10.2 Billion, or $0.86 per Diluted Share1

Deposits Rose to a Record $1 Trillion at Year-End

Company Continues to Build Capital and Strengthen the Balance Sheet

Credit Costs Decline Significantly as Economy Continues to Improve

Global Wealth and Investment Management Reports Record Asset Management Fees in the Fourth Quarter

Investment Bank Ranked No. 2 Globally and No. 1 in the U.S. in Revenues for 2010

CHARLOTTE – Bank of America Corporation today reported a net loss of $1.2 billion, or $0.16 per diluted share, for the fourth quarter of 2010, including the previously announced goodwill impairment charge of $2.0 billion in the Home Loans and Insurance segment. Excluding the goodwill impairment charge, the company earned $756 million, or $ 0.04 per share.

1	Excluding the goodwill impairment charge from certain financial measures represents a non-GAAP measure. For reconciliation to GAAP measures, refer to page 25 of this press release.

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Results for the most recent quarter also include a $4.1 billion provision expense for outstanding and future mortgage repurchase claims, including the previously announced $3.0 billion related to the Government Sponsored Enterprises (GSEs). Also included in the company’s fourth-quarter results are $1.5 billion in litigation expenses, excluding fees paid to external legal service providers, primarily in the company’s consumer businesses, and lower sales and trading revenues. These factors were partially offset by the continued reduction in credit costs, approximately $360 million in net gains from the sale of non-core assets, and a $1.2 billion income tax benefit from a valuation allowance release.

For the year, Bank of America had goodwill impairment charges of $12.4 billion, which resulted in a net loss of $2.2 billion, or $0.37 per diluted share. Excluding the goodwill impairment charges, the company earned $10.2 billion, or $0.86 per diluted share.

During the year, the company also recorded $2.6 billion in litigation expenses, $6.8 billion in representations and warranties provision and $321 million in gains related to legacy assets as it made significant progress resolving legacy issues.

	Three months ended December 31		Year ended December 31
(Dollars in millions)	2010	2009	2010	2009
Net income (loss) excluding goodwill	$756	$(194)	$10,162	$6,276
Goodwill impairment	$2,000	$—	$12,400	$—
Net income (loss)	$(1,244)	$(194)	$(2,238)	$6,276
Diluted earnings (loss) per common share, excluding goodwill	$0.04	$(0.60)	$0.86	$(0.29)
Diluted earnings (loss) per common share	$(0.16)	$(0.60)	$(0.37)	$(0.29)

“Last year was a necessary repair and rebuilding year,” said President and Chief Executive Officer Brian Moynihan. “Our results reflect the progress we are making at putting legacy – primarily mortgage-related – issues behind us. We earned $10.2 billion before goodwill impairment charges, rebuilt our capital positions, reduced the risk on our balance sheet, and shed more than $19 billion in assets that didn’t directly serve customers and clients.

“We enter 2011 with the best customer franchise in the business against a backdrop of an improving economy. Full economic recovery depends on housing market stability. We will return value to shareholders by focusing on customers and clients, continuing to build capital, and executing our strategy.”

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2010 Financial Highlights

•	The allowance for loan and lease losses to annualized net charge-off coverage ratio improved in the fourth quarter to 1.56 times, versus 1.11 times at year-end 2009.

•	Fourth-quarter 2010 net charge-offs were 2.87 percent, down for three straight quarters, or five straight quarters on a managed basis.

•

The representations and warranties liability was $5.4 billion at year-end, up from $3.5 billion in 2009. The representations and warranties provision during 2010 was $6.8 billion, including $4.1 billion in the fourth quarter of 2010.

•	Global excess liquidity rose to a record $336 billion and time-to-required funding was 24 months at year-end 2010.

•	Risk-weighted assets were reduced by $87 billion compared to year-end 2009 through the sale of non-core positions, reductions in legacy positions and balance sheet management.

•	The Tier 1 common ratio reached 8.60 percent at December 31, 2010, up from 7.81 percent at the end of 2009.

•	Tangible common equity ratio reached 5.99 percent at December 31, 2010, up from 5.56 percent at the end of 2009.

•	Ending deposit balances reached a record $1 trillion at December 31, 2010, even with the sales of First Republic and Global Securities Solutions during the year.

Full-Year and Fourth-Quarter Business Highlights

•

The company maintained its market-leading positions in key segments, including deposits, payment products, consumer lending, wealth management, small business and middle-market lending, treasury services, investment banking, and sales and trading.

•	Global Wealth and Investment Management continued to drive a strong client focus bringing together the investment products and the banking products of legacy entities.

•	Record asset management fees were reported in Global Wealth and Investment Management in the fourth quarter of 2010 with $644 billion in assets under management at December 31, 2010.

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•	Average deposit balances in Global Wealth and Investment Management grew nearly 14 percent in the fourth quarter of 2010 to a record $253.4 billion from $223.1 billion in the fourth quarter of 2009.

•	Approximately 281,000 loan and deposit products were sold to customers who had an investment relationship with Merrill Lynch in the past.

•

Global Card Services returned to profitability in the fourth quarter of 2010 with net income of $1.5 billion. Excluding the $10.4 billion goodwill impairment charge in the third quarter of 2010, Global Card Services would have been profitable for four straight quarters.

•	New U.S. consumer card accounts in the quarter were up 9 percent from the third quarter of 2010.

•

Bank of America Merrill Lynch ranked No. 2 in global investment banking revenues for 2010 with a 6.8 percent market share, according to Dealogic. The company ended the year with No. 1 positions in both global and U.S. rankings in leveraged loans and asset-backed securities. Bank of America Merrill Lynch participated in eight of the top 10 investment banking deals of the year by fees and six of the top 10 investment banking deals in the fourth quarter by fees.

•

Bank of America continued to support the economic recovery by extending approximately $188 billion in credit in the fourth quarter of 2010, according to preliminary data. Credit extensions included $85 billion in first mortgages, $80 billion in commercial non-real estate, $11 billion in commercial real estate, $4 billion in domestic consumer and small business card, $2 billion in home equity products and $6 billion in other consumer credit.

•

The $85 billion in first mortgages funded in the fourth quarter helped nearly 370,000 people either purchase homes or refinance existing mortgages. This included approximately 14,000 first-time homebuyer credit-qualified mortgages and more than 105,000 mortgages to low- and moderate-income borrowers. Approximately 26 percent of funded first mortgages were for home purchases and 74 percent were refinances.

•

Bank of America continued to support small business, lending $21 billion to small- and medium-sized businesses in the fourth quarter. For the year, Bank of America provided $92 billion in credit to small- and medium-sized businesses, exceeding its previously announced goal to provide more than $85 billion to these businesses in 2010.

•

Since the start of 2008, Bank of America and previously Countrywide have completed nearly 775,000 loan modifications with customers. During the fourth quarter, 76,000 loan modifications were completed, including 25,000 consumers who converted from trial modifications under the U.S. government’s Making Home Affordable Program. The fourth-quarter numbers

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represented a 69 percent increase from total modifications in the fourth quarter a year ago.

Fourth-Quarter 2010 Revenue and Expense

	Three Months Ended
(Dollars in millions)	December 31, 2010	September 30, 2010	December 31, 2009
Net interest income, FTE basis [1]	$12,709	$12,717	$11,896
Noninterest income	9,959	14,265	13,517
Total revenue, net of interest expense, FTE basis	22,668	26,982	25,413
Noninterest expense [2]	$18,864	$16,816	$16,385
Goodwill impairment charge	2,000	10,400	—
Net loss	$(1,244)	$(7,299)	$(194)
Net income (loss) excluding goodwill impairment charge	$756	$3,101	$(194)

[1]

FTE basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to page 25 of this press release. In the three months ended December 31, 2009, net interest income on a managed FTE basis was $14.4 billion. Managed basis assumes that credit card loans that were securitized were not sold and presented earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) were presented.

[2]	Excludes goodwill impairment charges of $10.4 billion and $2.0 billion in the third and fourth quarters of 2010, respectively.

Revenue, net of interest expense, on a fully taxable-equivalent (FTE) basis fell 11 percent from the fourth quarter of 2009. Net interest income on an FTE basis increased 7 percent from a year earlier. Adjusting for the impact of adopting new consolidation guidance on January 1, 2010, revenue for the fourth quarter of 2010 was down 20 percent from the fourth quarter of 2009.

Noninterest income declined 26 percent, or $3.6 billion, from the year-ago quarter due to lower mortgage banking income as a result of a $3.6 billion increase in representations and warranties provision, $720 million lower service charges and a $994 million decline in equity investment income and trading account profits. These factors were partially offset by year-over-year improvements in other income driven by lower losses on structured liabilities and increases in card income due to the adoption of new consolidation guidance.

Noninterest expense was up 27 percent from the year-ago quarter, driven in part by the $2.0 billion goodwill impairment charge. Excluding the goodwill impairment charge, noninterest expense was up 15 percent, or $2.5 billion, from a year ago, due primarily to a $933 million increase in litigation expenses, $1.4 billion in higher personnel costs as the company builds out businesses such as wealth management and international capital markets, and a $113 million rise in professional fees. Pretax merger and restructuring charges declined $163 million from a year earlier to $370 million. Results also reflect a $2.4 billion tax benefit that includes a $1.2 billion income tax asset valuation allowance release.

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2010 Revenue and Expense

	Full-Year
(Dollars in millions)	2010	2009
Net interest income, FTE basis [1]	$52,693	$48,410
Noninterest income	58,697	72,534
Total revenue net of interest expense, FTE basis	111,390	120,944
Noninterest expense [2]	$70,708	$66,713
Goodwill impairment charge	12,400	—
Net income (loss)	$(2,238)	$6,276
Net income excluding goodwill impairment charges[2]	$10,162	$6,276

[1]

FTE basis is a non-GAAP measure. For reconciliation to GAAP measures, refer to page 25 of this press release. For the year ended December 31, 2009, net interest income on a managed FTE basis was $58.9 billion. Managed basis assumes that credit card loans that were securitized were not sold and presented earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) were presented.

[2]	Excludes goodwill impairment charges of $12.4 billion in 2010.

For the full year 2010, revenue, net of interest expense, on an FTE basis fell 8 percent from the prior year. Net interest income on an FTE basis increased 9 percent from a year earlier, reflecting the impact of the adoption of new consolidation guidance.

Noninterest income declined from the prior year due primarily to lower mortgage banking income, reflecting $6.8 billion in representations and warranties costs. In addition, there were declines in the following areas: equity investment income, gains on sales of debt securities, trading account profits, service charges and insurance income. These factors were partially offset by year-over-year improvements in other income driven largely by essentially flat fair value adjustments on structured liabilities, compared to negative fair value adjustments of $4.9 billion in the year-ago period, and increases in card income due to the adoption of new consolidation guidance.

Noninterest expense was up from the prior year, primarily reflecting the $12.4 billion in goodwill impairment charges. Excluding these charges, noninterest expense was up 6 percent from a year ago attributable largely to an increase in personnel costs of $3.6 billion, reflecting the building out of several businesses including the international capital markets platform and a $1.6 billion increase in litigation expenses. Pretax merger and restructuring charges declined $901 million from a year earlier to $1.8 billion.

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Fourth-Quarter 2010 Credit Quality

	Three Months Ended
(Dollars in millions)	December 31, 2010	September 30, 2010	December 31, 2009
Provision for credit losses	$5,129	$5,396	$10,110
Net charge-offs	6,783	7,197	8,421
Net charge-off ratio [1]	2.87%	3.07%	3.71%
Total managed net losses [2]	n/a	n/a	$11,347
Total managed net loss ratio [1,2]	n/a	n/a	4.54%

	At December 31, 2010	At September 30, 2010	At December 31, 2009
Nonperforming loans, leases and foreclosed properties	$32,664	$34,556	$35,747
Nonperforming loans, leases and foreclosed properties ratio [3]	3.48%	3.71%	3.98%
Allowance for loan and lease losses	$41,885	$43,581	$37,200
Allowance for loan and lease losses ratio [4]	4.47%	4.69%	4.16%

[1]	Net charge-off/loss ratios are calculated as annualized held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.
[2]

Periods prior to January 1, 2010 are shown on a managed basis, which prior to the adoption of new consolidation guidance included losses on securitized credit card loans, which are reported in net charge-offs post-adoption.

[3]

Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

n/a = not applicable

Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve during the fourth quarter, with net charge-offs continuing to decline across nearly all portfolios. Credit costs, while still at elevated levels, fell for the sixth consecutive quarter. Additionally, delinquencies 30 days past due or more and still accruing, excluding Federal Housing Administration-insured loans, declined for the seventh consecutive quarter, and reservable criticized utilized levels decreased for the fifth consecutive quarter.

Net charge-offs declined $414 million from the third quarter of 2010, reflecting improvement in both the consumer and commercial portfolios. The decrease was primarily driven by the impact of a continued decline in delinquencies and bankruptcies across the U.S. Global Card Services loan portfolios and a decline in delinquencies in the home equity portfolio.

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The allowance for loan and lease losses to annualized net charge-off coverage ratio improved in the fourth quarter to 1.56 times, compared with 1.53 times in the third quarter of 2010 and 1.11 times in the fourth quarter of 2009. Excluding purchased credit-impaired loans, the allowance to annualized net charge-off coverage ratio was 1.32, 1.34 and 1.01 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $32.7 billion at December 31, 2010, down 5 percent from $34.6 billion at September 30, 2010, and 9 percent from $35.7 billion at December 31, 2009.

The provision for credit losses was $5.1 billion, $267 million lower than the third quarter and $5.0 billion lower than the same period a year earlier. The provision was $1.7 billion lower than net charge-offs, resulting in a reduction in the allowance for loan and lease losses for the quarter. This compares with a $1.8 billion reduction in the third quarter and the addition of $1.7 billion a year earlier.

Improved delinquencies and bankruptcies in the U.S. credit card, small business and consumer lending businesses in the fourth quarter led to a reduction in the allowance for loan and lease losses. Additionally, continuing improvement in economic conditions contributed to an allowance reduction in the core commercial portfolio. These were partially offset by allowance additions of $828 million related to consumer purchased credit-impaired portfolios obtained in prior periods through acquisitions.

2010 Credit Quality

	Full-Year
(Dollars in millions)	2010	2009
Provision for credit losses	$28,435	$48,570
Net charge-offs	34,334	33,688
Net charge-off ratio [1]	3.60%	3.58%
Total managed net losses [2]	n/a	$45,087
Total managed net loss ratio [1,2]	n/a	4.33%

[1]	Net charge-off/loss ratios are calculated as held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.
[2]

Periods prior to January 1, 2010 are shown on a managed basis, which prior to the adoption of new consolidation guidance included losses on securitized credit card and other loans, which are reported in net charge-offs post-adoption.

n/a = not applicable

Note: Ratios do not include loans measured under the fair value option.

Broad-based improvement across most portfolios drove lower credit costs in 2010, resulting in a reduction in the allowance for loan and lease losses. Full-year provision for credit losses was $28.4 billion compared to $48.6 billion in 2009 or less than half of 2009 managed credit costs of $60 billion. The improving portfolio trends throughout the year were across most of the consumer and commercial businesses, particularly the U.S. credit card, small business and consumer lending businesses, as well as core commercial loan portfolios. The allowance reductions were partially

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offset by additions related to consumer purchased credit-impaired portfolios obtained in prior periods through acquisitions.

Net charge-offs were $646 million higher than the prior year due to the adoption of new consolidation guidance, partially offset by decreases in charge-offs across most portfolios due to the improving portfolio trends noted above.

Capital and Liquidity Management

(Dollars in millions, except per share information)

	At December 31, 2010	At September 30, 2010	At December 31, 2009
Total shareholders’ equity	$228,248	$230,495	$231,444
Tier 1 common ratio	8.60%	8.45%	7.81%
Tier 1 capital ratio	11.24%	11.16%	10.40%
Total capital ratio	15.77%	15.65%	14.66%
Tangible common equity ratio [1]	5.99%	5.74%	5.56%
Tangible book value per share [1]	$12.98	$12.91	$11.94

[1]

Tangible common equity ratio and tangible book value per share are non-GAAP measures. Other companies may define or calculate the tangible common equity ratio and tangible book value per share differently. For reconciliation to GAAP measures, refer to page 25 of this press release.

The company’s liquidity position strengthened during the fourth quarter. The company’s total global excess liquidity rose approximately $12 billion from the third quarter of 2010 to $336 billion. At December 31, 2010, the company’s time-to-required funding was 24 months.

During the quarter, a cash dividend of $0.01 per common share was paid, and the company declared $321 million in preferred dividends. Period-end common shares issued and outstanding were 10.09 billion for the fourth quarter, 10.03 billion for the third quarter of 2010 and 8.65 billion for the fourth quarter of 2009. The increase in outstanding shares year over year was driven primarily by the conversion of common equivalent shares into common stock in the first quarter of 2010, the issuance of common stock under employee plans during the year and the conversion of the mandatory convertible preferred stock in the fourth quarter of 2010.

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Business Segment Results

Deposits

	Full-Year
(Dollars in millions)	2010	2009
Total revenue, net of interest expense, FTE basis	$13,181	$13,890
Provision for credit losses	201	343
Noninterest expense	10,831	9,501

Net income	$1,352	$2,576
Return on average equity	5.58%	10.92%
Average deposits	$411,001	$406,823

	At December 31, 2010	At December 31, 2009
Period-end deposits	$406,856	$419,583

Deposits full-year 2010 net income of $1.4 billion declined $1.2 billion from a year ago due to decreases in revenue and higher noninterest expense.

The revenue decline was driven by the impact of Regulation E (Reg E), which was effective in the third quarter of 2010 and the overdraft policy changes implemented in the fourth quarter of 2009. These were partially offset by increased net interest income due to a customer shift to more liquid products and continued pricing discipline.

Noninterest expense increased 14 percent from a year ago as a result of a higher proportion of costs associated with banking center sales and service efforts being aligned to Deposits from the other segments and increased litigation expenses in 2010. The prior year included a special FDIC assessment of $362 million.

Average deposits were up 1 percent from a year ago mainly due to the transfer of certain deposits from other client-managed businesses as well as organic growth, partially offset by the expected runoff of higher-cost legacy Countrywide deposits.

Deposits reported a fourth-quarter net loss of $201 million, compared to net income of $610 million during the same period last year due to a decline in revenue and an increase in noninterest expense. Revenue declined due to the impact of Reg E, partially offset by increased net interest income due to a customer shift to more liquid products and continued pricing discipline. Noninterest expense increased due to the increased litigation expenses and as a result of higher proportion of costs associated with banking center sales and service efforts being aligned to Deposits from other business segments.

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Global Card Services

	Full-Year
(Dollars in millions)	2010	2009
Total revenue, net of interest expense, FTE basis [1]	$25,621	$29,046
Provision for credit losses [1]	12,648	29,553
Noninterest expense [2]	6,953	7,726
Goodwill impairment charge	10,400	—
Net loss	$(6,603)	$(5,261)
Net income (loss) excluding goodwill impairment charge [2]	$3,797	$(5,261)
Return on average equity	n/m	n/m
Average loans [1]	$176,232	$211,981

	At December 31, 2010	At December 31, 2009
Period-end loans [1]	$167,367	$196,289

[1]	Results for 2009 shown on a managed basis. Managed basis assumed that credit card loans that were securitized were not sold and presented earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) were presented and represented provision for credit losses on held loans combined with realized credit losses associated with the securitized credit card loan portfolio. For more information and detailed reconciliation, refer to page 26 of this press release.
[2]	Excludes goodwill impairment charge of $10.4 billion in 2010.

n/m = not meaningful

Global Card Services reported a full-year net loss of $6.6 billion due to the $10.4 billion goodwill impairment charge in the third quarter. Excluding this charge, Global Card Services net income was $3.8 billion, compared to a net loss of $5.3 billion a year ago as both credit costs and noninterest expense declined. During the year, risk-adjusted margin for consumer credit card increased to 2.92 percent compared to 1.92 percent in 2009, primarily driven by improvement in credit quality.

Revenue decreased $3.4 billion from a year ago driven by lower average loans, reduced interest and fee income primarily resulting from the implementation of the CARD Act and the impact of recording a provision related to future payment protection insurance claims in the U.K. This decrease was partially offset by the gain on the sale of the MasterCard position in 2010.

Provision for credit losses decreased $16.9 billion from a year ago driven primarily by lower delinquencies and decreasing bankruptcies as a result of the improved economic environment. This resulted in reserve reductions of $7.0 billion in 2010 compared to reserve increases of $3.4 billion in 2009 and $6.5 billion lower net charge-offs.

Noninterest expense increased compared to a year ago due to the $10.4 billion goodwill impairment charge. Excluding this impairment charge, noninterest expense decreased 10 percent compared to the year-ago period as a higher proportion of

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costs associated with banking center sales and service efforts were aligned to Deposits from Global Card Services.

Net income of $1.5 billion in the fourth quarter of 2010 compared to a net loss of $994 million during the same period last year due to lower credit costs as the economy improved. Revenue declined 12 percent during the fourth quarter of 2010 compared with the same period a year ago driven by lower average loans and reduced interest and fee income primarily resulting from the implementation of the CARD Act.

Home Loans and Insurance

	Full-Year
(Dollars in millions)	2010	2009
Total revenue, net of interest expense, FTE basis	$10,647	$16,903
Provision for credit losses	8,490	11,244
Noninterest expense [1]	13,163	11,705
Goodwill impairment charge	2,000	—
Net loss	$(8,921)	$(3,851)
Net loss excluding goodwill impairment charge [1]	$(6,921)	$(3,851)
Average loans	$129,236	$130,519

	At December 31, 2010	At December 31, 2009
Period-end loans	$122,935	$131,302

[1]	Excludes goodwill impairment charge of $2.0 billion in 2010.

Home Loans and Insurance reported a full-year net loss of $8.9 billion for 2010 primarily due to $6.8 billion in representations and warranties expense and a $2.0 billion goodwill impairment charge.

Revenue declined by $6.3 billion, or 37 percent, driven by an increase of $4.9 billion in representations and warranties expense and a $1.2 billion decline in mortgage production revenue. The decline in production revenue was primarily due to a decline in loan volumes reflecting a drop in the overall size of the mortgage market.

Provision for credit losses decreased $2.8 billion driven by improving portfolio trends including a lower reserve addition for the Countrywide purchased credit-impaired home equity portfolio. Excluding the goodwill impairment charge, noninterest expense increased $1.5 billion from a year ago due to higher litigation expenses and an increase in default-related servicing expenses, partially offset by lower production expense and insurance losses.

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The fourth-quarter 2010 net loss of $5.0 billion compared to a net loss of $1.0 billion in the fourth quarter of 2009. The increase was primarily due to representations and warranties expense of $4.1 billion in the fourth quarter of 2010, which includes $3.0 billion related to the previously announced GSE agreements as well as adjustments to the representations and warranties liability for other loans sold directly to the GSEs and not covered by those agreements. Excluding the $2.0 billion goodwill impairment charge, Home Loans and Insurance net loss was $3.0 billion for the fourth quarter of 2010.

Bank of America believes that it has addressed its remaining exposure to repurchase obligations for residential mortgage loans sold directly to the GSEs through the $3.0 billion increase in representations and warranties provision referred to above. The calculation of the provision incorporates historical experience with the GSEs and certain assumptions regarding home prices and other economic matters, and future provisions for representations and warranties may be affected if the actual results are different.

At December 31, 2010, the company’s unresolved repurchase requests totaled approximately $10.7 billion, compared with $12.9 billion on September 30, 2010 and $7.6 billion at the end of 2009. The liability for representations and warranties was $5.4 billion at December 31, 2010, compared with $4.4 billion on September 30, 2010, and $3.5 billion at the end of 2009. The increase in the liability reflects the $6.8 billion in representations and warranties provision expensed during the year, less payments made to various counterparties.

Compared to the same period in the prior year, results in the fourth quarter of 2010 were also impacted by the $2.0 billion goodwill impairment charge, increased default and other loss mitigation servicing expenses, partially offset by more favorable mortgage servicing rights results. Provision for credit losses in the fourth quarter of 2010 decreased as compared to the same period in the prior year driven by lower net charge-offs and improving portfolio trends.

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Global Commercial Banking

	Full-Year
(Dollars in millions)	2010	2009
Total revenue, net of interest expense, FTE basis	$10,903	$11,141
Provision for credit losses	1,971	7,768
Noninterest expense	3,874	3,833

Net income (loss)	$3,181	$(290)
Return on average equity	7.64%	n/m
Average loans and leases	$203,339	$229,102
Average deposits	148,565	129,832

n/m	= not meaningful

Global Commercial Banking full-year net income increased $3.5 billion from the year-ago loss of $290 million due to lower credit costs.

Revenue decreased $238 million from a year ago primarily due to a lower residual net interest income allocation related to asset and liability management activities and increased costs from an agreement to purchase certain loans. These factors were partially offset by credit pricing discipline, which negated the impact of lower loan volumes, and continued deposit growth from existing clients.

The provision for credit losses decreased $5.8 billion to $2.0 billion for the year compared to 2009. The decrease was driven by improvements primarily in the commercial real estate portfolio, reflecting stabilizing values and the U.S. commercial portfolio, reflecting improved borrower credit profiles. All other portfolios experienced lower net charge-offs attributable to more stable economic conditions.

Average deposit balances continued to grow, increasing by $18.7 billion, as clients managed to new liquidity levels. Although average loan and lease balances decreased $25.8 billion from a year ago due to client deleveraging and low loan demand, ending commercial and industrial loan balances have grown approximately 2 percent from the third quarter of 2010, showing stability.

Fourth-quarter 2010 net income increased to $1.0 billion compared to a net loss of $31 million in the same period last year. The provision for credit losses decreased $2.0 billion compared to the same period in 2009. Revenues and provision for credit losses declined due to the same factors as described in the full-year discussion above.

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Global Banking and Markets

	Full-Year
(Dollars in millions)	2010	2009
Total revenue, net of interest expense, FTE basis	$28,498	$32,623
Provision for credit losses	(155)	1,998
Noninterest expense	18,038	15,921

Net income	$6,319	$10,058
Return on average equity	12.01%	20.32%
Total average assets	$758,958	$778,870
Total average deposits	109,792	104,868

Global Banking and Markets full-year net income decreased $3.7 billion compared to the prior year. Revenue decreased primarily due to the weak trading environment and losses on certain market positions. The prior year included a $3.8 billion gain on the contribution of the merchant services business to a joint venture, which was largely offset by market disruption charges. The provision for credit losses declined $2.2 billion due to lower net charge-offs in the corporate portfolio reflecting improvement in borrower credit profiles and lower reservable criticized levels.

Fixed Income, Currency and Commodities sales and trading revenue of $13.2 billion increased $435 million compared to a year ago as a reduction in market activity and increased investor risk aversion in 2010 were offset by significantly lower market disruption charges.

Equities sales and trading revenue declined to $4.1 billion from $4.9 billion a year ago, driven primarily by a decrease in volumes as well as adverse market conditions in the equity derivatives business.

Noninterest expense increased $2.1 billion driven by higher compensation costs, approximately $400 million for the U.K. bonus tax in the second quarter, and the recognition of expense on proportionately larger prior year incentive deferrals. Income tax expense was adversely affected by a charge related to the U.K. tax rate reduction impacting the carrying value of the deferred tax asset.

Fourth-quarter 2010 net income declined to $724 million compared with $1.4 billion a year earlier as revenues remained flat and a benefit in the provision for credit losses due to lower net charge-offs and reserve reductions was offset by higher compensation expense.

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Global Wealth and Investment Management

	Full-Year
(Dollars in millions)	2010	2009 [1]
Total revenue, net of interest expense, FTE basis	$16,671	$16,137
Provision for credit losses	646	1,061
Noninterest expense	13,598	12,397

Net income	1,347	1,716
Return on average equity	7.44%	10.35%
Average loans	$99,491	$103,384
Average deposits	236,350	225,979
(in billions)	At December 31, 2010	At December 31, 2009
Assets under management [2]	$643.9	$749.8
Total net client balances [2,3]	2,238.5	2,272.5

[1]	The historical results of GWIM have been restated to reflect the transfer of the company’s investment in BlackRock to All Other.
[2]

Assets under management (AUM) and total client balances include $114.2 billion and $114.6 billion, respectively, of Columbia Management long-term asset management business through the date of sale on May 1, 2010.

[3]	Total client balances are defined as assets under management, client brokerage assets, assets in custody, client deposits and loans.

Global Wealth and Investment Management full-year 2010 net income decreased $369 million from a year earlier driven by higher noninterest expense and the tax-related effect from the sale of the Columbia long-term business, partially offset by higher noninterest income and lower credit costs.

Revenue increased $534 million from a year earlier to $16.7 billion driven by higher asset management fees and transactional revenue.

For the year, provision for credit losses decreased $415 million from a year ago to $646 million, driven by lower net charge-offs in the consumer real estate and commercial portfolios, along with the absence of a prior-year single large commercial charge-off. Noninterest expense increased from a year ago due primarily to higher revenue-related expenses, support costs and personnel costs associated with further development of the business.

Fourth-quarter 2010 net income decreased $197 million to $332 million compared with the same period last year, reflecting higher provision for credit losses. Revenue increased to $4.3 billion, compared to $4.0 billion in the year-ago quarter, due in part to increased deposits. Asset management fees rose to $1.4 billion in the fourth quarter, reflecting positive market and long-term client flows.

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All Other

	Full-Year
(Dollars in millions)	2010	2009
Total revenue, net of interest expense, FTE basis	$5,869	$1,204
Provision for credit losses	$4,634	$(3,379)
Noninterest expense	2,431	2,909
Net income	$1,087	$1,328
Average loans	$250,956	$162,302

All Other reported full-year net income of $1.1 billion, down $241 million from $1.3 billion a year ago, as higher revenue reflected an increase in net interest income and positive fair value adjustments related to structured liabilities, compared to negative fair value adjustments of $4.9 billion in the year-ago period. These items were offset by a significantly higher provision for credit losses, lower equity investment gains and lower gains on sales of debt securities in 2010 as compared to 2009.

The provision for credit losses increased to $4.6 billion from a provision benefit of $3.4 billion a year ago, primarily due to the impact of the new consolidation guidance as the prior year included a securitization offset to present Global Card Services on a managed basis. Additionally, the provision for credit losses was adversely impacted by further reserve increases to the Countrywide purchased-credit impaired discontinued real estate portfolio. These items were partially offset by a lower provision for credit losses related to the residential mortgage portfolio due to improving portfolio trends.

Fourth-quarter 2010 net income of $346 million increased $1.1 billion from a $749 million loss a year earlier primarily driven by lower negative fair value adjustments related to structured liabilities and a significantly lower provision for credit losses compared to the fourth quarter of 2009 primarily due to the impact of the new consolidation guidance.

All Other consists primarily of equity investments, the residential mortgage portfolio associated with asset and liability management (ALM) activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to structured liabilities and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. Prior to January 1, 2010, All Other also included the offsetting securitization impact to present Global Card Services on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this press release.

Note: President and Chief Executive Officer Brian Moynihan and Chief Financial Officer Charles Noski will discuss fourth-quarter and full-year 2010 results in a

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conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.888.245.1801 (U.S.) or 1.785.424.1733 (international) and the conference ID: 79795.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 57 million consumer and small business relationships with approximately 5,900 retail banking offices and approximately 18,000 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-Looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America’s current expectations, plans or forecasts of its future results and revenues, including future risk-weighted assets and any mitigation efforts to reduce risk-weighted assets; representations and warranties liabilities, expenses and repurchase activity; net interest income; credit trends and conditions, including credit losses, credit reserves, charge-offs, delinquency trends and nonperforming asset levels; consumer and commercial service charges, including the impact of changes in the company’s overdraft policy as well as from the Electronic Fund Transfer Act and the company’s ability to mitigate a decline in revenues; liquidity; capital levels determined by regulatory agencies or established in accordance with accounting principles generally accepted in the U.S., including complying with any Basel capital requirements without raising additional capital; the revenue impact of the Credit Card Accountability, Responsibility and Disclosure Act of 2009 (the CARD Act); the revenue impact resulting from and any mitigation actions taken in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Financial Reform Act); mortgage production levels; long-term debt levels; runoff of loan portfolios; the number of delayed foreclosure sales and the resulting financial

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impact; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2009 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010, and September 30, 2010, and in any of Bank of America’s subsequent SEC filings: the foreclosure revenue and assessment process, the effectiveness of the company’s response and any third-party claims asserted or governmental action taken in connection with the foreclosures; certain obligations under and provisions contained in the agreements regarding representations and warranties with Fannie Mae and Freddie Mac; the adequacy of the liability for the representations and warranties exposures to the GSEs, monolines and the private label securitization and other investors; the potential assertion and impact of additional claims not addressed by the Fannie Mae and Freddie Mac agreements; negative economic conditions; Bank of America’s modification policies and related results; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence, and the related impact on financial markets and institutions; Bank of America’s credit ratings and the credit ratings of its securitizations; estimates of fair value of certain of Bank of America’s assets and liabilities; legislative and regulatory actions in the United States (including the impact of the Financial Reform Act, the Electronic Fund Transfer Act, the CARD Act and related regulations and interpretations) and internationally; the identification and effectiveness of any initiatives to mitigate the negative impact of the Financial Reform Act; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations (including new consolidation guidance), inaccurate estimates or assumptions in the application of accounting policies, including in determining reserves, applicable guidance regarding goodwill accounting and the impact on Bank of America’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; Bank of America’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into Bank of America, including the company’s ability to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of the Merrill Lynch acquisition; Bank of America’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of Bank of America.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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BofA Global Capital Management Group, LLC (“BofA Global Capital Management”) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Banc of America Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank or thrift affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank, non-thrift affiliates.

www.bankofamerica.com

###

Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

	Year Ended		Fourth	Third	Fourth
Summary Income Statement	December 31		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Net interest income	$51,523	$47,109	$12,439	$12,435	$11,559
Noninterest income	58,697	72,534	9,959	14,265	13,517

Total revenue, net of interest expense	110,220	119,643	22,398	26,700	25,076
Provision for credit losses	28,435	48,570	5,129	5,396	10,110
Noninterest expenses (1)	68,888	63,992	18,494	16,395	15,852
Goodwill impairment	12,400	—	2,000	10,400	—
Merger and restructuring charges	1,820	2,721	370	421	533

Income (loss) before income taxes	(1,323)	4,360	(3,595)	(5,912)	(1,419)
Income tax expense (benefit)	915	(1,916)	(2,351)	1,387	(1,225)

Net income (loss)	$(2,238)	$6,276	$(1,244)	$(7,299)	$(194)

Preferred stock dividends and accretion (2)	1,357	8,480	321	348	5,002

Net loss applicable to common shareholders	$(3,595)	$(2,204)	$(1,565)	$(7,647)	$(5,196)

Loss per common share	$(0.37)	$(0.29)	$(0.16)	$(0.77)	$(0.60)
Diluted loss per common share (3)	(0.37)	(0.29)	(0.16)	(0.77)	(0.60)

	Year Ended		Fourth	Third	Fourth
Summary Average Balance Sheet	December 31		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Total loans and leases	$958,331	$948,805	$940,614	$934,860	$905,913
Debt securities	323,946	271,048	341,867	328,097	279,231
Total earning assets	1,897,573	1,830,193	1,883,539	1,863,819	1,807,898
Total assets	2,439,602	2,443,068	2,370,258	2,379,397	2,431,024
Total deposits	988,586	980,966	1,007,738	973,846	995,160
Shareholders’ equity	233,231	244,645	235,525	233,978	250,599
Common shareholders’ equity	212,681	182,288	218,728	215,911	197,123

	Year Ended		Fourth	Third	Fourth
Performance Ratios	December 31		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Return on average assets	n/m	0.26%	n/m	n/m	n/m
Return on average tangible shareholders’ equity (4)	n/m	4.18	n/m	n/m	n/m

	Year Ended		Fourth	Third	Fourth
Credit Quality	December 31		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Total net charge-offs (5)	$34,334	$33,688	$6,783	$7,197	$8,421
Net charge-offs as a % of average loans and leases outstanding (5,6)	3.60%	3.58%	2.87%	3.07%	3.71%
Provision for credit losses	$28,435	$48,570	$5,129	$5,396	$10,110
Total consumer credit card managed net losses	n/a	19,185	n/a	n/a	4,867
Total consumer credit card managed net losses as a % of average managed credit card receivables	n/a	11.25%	n/a	n/a	11.88%

			December 31	September 30	December 31
			2010	2010	2009
Total nonperforming loans, leases and foreclosed properties (5)			$32,664	$34,556	$35,747
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (5,6)			3.48%	3.71%	3.98%
Allowance for loan and lease losses (5)			$41,885	$43,581	$37,200
Allowance for loan and lease losses as a % of total loans and leases outstanding (5,6)			4.47%	4.69%	4.16%

Capital Management			December 31	September 30	December 31
			2010	2010	2009
Risk-based capital: (7)
Tier 1 common equity ratio (8)			8.60%	8.45%	7.81%
Tier 1 capital ratio			11.24	11.16	10.40
Total capital ratio			15.77	15.65	14.66
Tier 1 leverage ratio			7.21	7.21	6.88

Tangible equity ratio (9)			6.75	6.54	6.40
Tangible common equity ratio (9)			5.99	5.74	5.56

Period-end common shares issued and outstanding			10,085,155	10,033,705	8,650,244

	Year Ended		Fourth	Third	Fourth
	December 31		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Shares issued (10)	1,434,911	3,632,808	51,450	688	n/a
Average common shares issued and outstanding	9,790,472	7,728,570	10,036,575	9,976,351	8,634,565
Average diluted common shares issued and outstanding (3)	9,790,472	7,728,570	10,036,575	9,976,351	8,634,565
Dividends paid per common share	$0.04	$0.04	$0.01	$0.01	$0.01

Summary End of Period Balance Sheet			December 31 2010	September 30 2010	December 31 2009
Total loans and leases			$940,440	$933,910	$900,128
Total debt securities			338,054	322,862	311,441
Total earning assets			1,819,659	1,863,206	1,726,489
Total assets			2,264,909	2,339,660	2,230,232
Total deposits			1,010,430	977,322	991,611
Total shareholders’ equity			228,248	230,495	231,444
Common shareholders’ equity			211,686	212,391	194,236
Book value per share of common stock (11)			$20.99	$21.17	$21.48
Tangible book value per share of common stock (4)			12.98	12.91	11.94

(1)	Excludes merger and restructuring charges and goodwill impairment.
(2)	Fourth quarter 2009 includes $4.0 billion of accelerated accretion from redemption of preferred stock issued to the U.S. Treasury.
(3)	Due to a net loss applicable to common shareholders for the fourth and third quarters of 2010, fourth quarter of 2009, and the years ended December 31, 2010 and 2009, the impact of antidilutive equity instruments was excluded from diluted earnings per share and average diluted common shares.
(4)	Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP measures. For corresponding reconciliation of average tangible shareholders’ equity to GAAP financial measures, see Reconciliation to GAAP Financial Measures on page 25. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.
(5)	The 2010 periods are presented in accordance with new consolidation guidance. The 2009 period has not been restated.
(6)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.
(7)	Reflects preliminary data for the current period risk-based capital.
(8)	Tier 1 common equity ratio equals Tier 1 capital excluding preferred stock (except for Common Equivalent Securities at December 31, 2009), trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.
(9)	Tangible equity ratio equals period end tangible shareholders’ equity divided by period end tangible assets. Tangible common equity equals period end tangible common shareholders’ equity divided by period end tangible assets.
Tangible shareholders’ equity and tangible assets are non-GAAP measures. For corresponding reconciliations of tangible shareholders’ equity and tangible assets to GAAP financial measures, see Reconciliation to GAAP Financial Measures on page 25. We believe the use of these non-GAAP measures provide additional clarity in assessing the results of the Corporation.
(10)	Year ended December 31, 2009 includes approximately 1.375 billion shares issued in the Merrill Lynch acquisition.
(11)	Fourth quarter 2009 book value gives effect to the automatic conversion of common equivalent shares to common shares which occurred during the first quarter of 2010.
n/a	= not applicable
n/m	= not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	21

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment

(Dollars in millions)

	Fourth Quarter 2010
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$2,884	$6,246	$484	$2,536	$5,567	$4,279	$672
Provision for credit losses	41	2,141	1,198	(132)	(112)	155	1,838
Noninterest expense	3,153	1,746	6,038	998	4,436	3,587	906
Net income (loss)	(201)	1,485	(4,971)	1,041	724	332	346

Return on average equity	n/m	21.41	n/m	10.14	5.77	7.21	n/m
Average - Total loans and leases	n/m	$167,156	$124,934	$194,825	$100,620	$100,586	$252,154
Average - Total deposits	$406,278	n/m	n/m	156,598	115,325	253,402	44,282

	Third Quarter 2010
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$3,060	$5,711	$3,744	$2,559	$7,176	$3,985	$747
Provision for credit losses	62	3,177	1,302	554	(157)	128	330
Noninterest expense	2,693	12,099	2,979	1,000	4,446	3,449	550
Net income (loss)	195	(9,871)	(344)	637	1,448	257	379

Return on average equity	3.17	n/m	n/m	6.14	10.94	5.65	n/m
Average - Total loans and leases	n/m	$171,191	$127,713	$198,839	$98,847	$99,318	$238,457
Average - Total deposits	$408,009	n/m	n/m	148,534	106,865	237,878	44,586

	Fourth Quarter 2009
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$3,409	$7,086	$3,791	$2,816	$5,599	$4,048	$(1,336)
Provision for credit losses	75	6,854	2,249	1,843	547	53	(1,511)
Noninterest expense	2,326	1,877	3,164	930	3,594	3,143	1,351
Net income (loss)	610	(994)	(994)	(31)	1,435	529	(749)

Return on average equity	10.14	n/m	n/m	n/m	11.05	12.07	n/m
Average - Total loans and leases	n/m	$199,756	$132,326	$219,239	$99,635	$100,238	$154,038
Average - Total deposits	$416,534	n/m	n/m	143,182	108,544	223,055	78,635

(1)	The 2010 periods are presented in accordance with new consolidation guidance. The 2009 period for Global Card Services is presented on a managed basis with a corresponding offset in All Other (See Reconciliation - Managed to GAAP on page 26).
(2)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	22

Bank of America Corporation and Subsidiaries

Year-to-Date Results by Business Segment

(Dollars in millions)

	Year Ended December 31, 2010
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$13,181	$25,621	$10,647	$10,903	$28,498	$16,671	$5,869
Provision for credit losses	201	12,648	8,490	1,971	(155)	646	4,634
Noninterest expense	10,831	17,353	15,163	3,874	18,038	13,598	4,251
Net income (loss)	1,352	(6,603)	(8,921)	3,181	6,319	1,347	1,087

Return on average equity	5.58	n/m	n/m	7.64	12.01	7.44	n/m
Average - Total loans and leases	n/m	$176,232	$129,236	$203,339	$98,604	$99,491	$250,956
Average - Total deposits	$411,001	n/m	n/m	148,565	109,792	236,350	55,769

	Year Ended December 31, 2009
	Deposits	Global Card Services (1)	Home Loans & Insurance	Global Commercial Banking	Global Banking & Markets	GWIM	All Other (1)
Total revenue, net of interest expense (2)	$13,890	$29,046	$16,903	$11,141	$32,623	$16,137	$1,204
Provision for credit losses	343	29,553	11,244	7,768	1,998	1,061	(3,397)
Noninterest expense	9,501	7,726	11,705	3,833	15,921	12,397	5,630
Net income (loss)	2,576	(5,261)	(3,851)	(290)	10,058	1,716	1,328

Return on average equity	10.92	n/m	n/m	n/m	20.32	10.35	n/m
Average - Total loans and leases	n/m	$211,981	$130,519	$229,102	$110,811	$103,384	$162,302
Average - Total deposits	$406,823	n/m	n/m	129,832	104,868	225,979	88,736

(1)	The 2010 period is presented in accordance with new consolidation guidance. The 2009 period for Global Card Services is presented on a managed basis with a corresponding offset in All Other (See Reconciliation - Managed to GAAP on page 26).
(2)	FTE basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	23

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions, except per share information)

	Year Ended		Fourth	Third	Fourth
Fully taxable-equivalent basis data (1)	December 31		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009
Net interest income	$52,693	$48,410	$12,709	$12,717	$11,896
Total revenue, net of interest expense	111,390	120,944	22,668	26,982	25,413
Net interest yield (2)	2.78%	2.65%	2.69%	2.72%	2.62%
Efficiency ratio	74.61	55.16	92.04	100.87	64.47

Other Data			December 31	September 30	December 31
			2010	2010	2009
Full-time equivalent employees			286,951	285,822	283,055
Number of banking centers - U.S.			5,856	5,879	6,011
Number of branded ATMs - U.S.			17,931	17,929	18,262

(1)	FTE basis is a non-GAAP measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. (See Reconciliation to GAAP Financial Measures on page 25).
(2)	Calculation includes fees earned on overnight deposits placed with the Federal Reserve of $368 million and $379 million for the years ended December 31, 2010 and 2009; $63 million and $107 million for the fourth and third quarters of 2010, and $130 million for the fourth quarter of 2009.

Performance ratios, excluding goodwill impairment charges (1)

	Year Ended	Fourth	Third
	December 31	Quarter	Quarter
	2010	2010	2010
Per common share information
Earnings	$0.87	$0.04	$0.27
Diluted earnings	0.86	0.04	0.27

Efficiency ratio (2)	63.48%	83.22%	62.33%
Return on average assets	0.42	0.13	0.52
Return on average common shareholders’ equity	4.14	0.79	5.06
Return on average tangible common shareholders’ equity (3)	7.03	1.27	8.67
Return on average tangible shareholders’ equity (3)	7.11	1.96	8.54

(1)	Total noninterest expense, excluding goodwill impairment charges, net income, excluding goodwill impairment charges and net income applicable to common shareholders, excluding goodwill impairment charges are non-GAAP measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation. (See Reconciliation to GAAP Financial Measures on page 25).
(2)	Fully taxable-equivalent basis is a non-GAAP measure. Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. (See Reconciliation to GAAP Financial Measures on page 25).
(3)	Tangible equity ratios are non-GAAP measures. For corresponding reconciliations of average tangible common shareholders’ equity and tangible shareholders’ equity to GAAP financial measures, see Reconciliation to GAAP Financial Measures on page 25. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	24

Bank of America Corporation and Subsidiaries

Reconciliation to GAAP Financial Measures

(Dollars in millions, shares in thousands)

The Corporation evaluates its business based upon a FTE basis which is a non-GAAP measure. Total revenue, net of interest expense, includes net interest income on a FTE basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a FTE basis. The adjustment of net interest income to a FTE basis results in a corresponding increase in income tax expense. The Corporation also evaluates its business based upon ratios that utilize tangible equity which is a non-GAAP measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per share of common stock represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding plus the number of common shares issued upon conversion of common equivalent shares. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship, and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals. Also, the efficiency ratio measures the costs expended to generate a dollar of revenue. In addition, earnings and diluted earnings per common share, the efficiency ratio, return on average assets, return on common shareholders’ equity, return on average tangible common shareholders’ equity and return on average tangible shareholders’ equity have been calculated excluding the impact of the goodwill impairment charges taken during 2010. See below reconciliations of total noninterest expense, net income (loss) and net income (loss) applicable to common shareholders excluding the goodwill impairment charges to GAAP financial measures. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.

Other companies may define or calculate supplemental financial data differently. See the tables below for corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2010, September 30, 2010 and December 31, 2009, and for the years ended December 31, 2010 and 2009.

	Year Ended		Fourth	Third	Fourth
	December 31		Quarter	Quarter	Quarter
	2010	2009	2010	2010	2009

Reconciliation of net interest income to net interest income FTE basis

Net interest income	$51,523	$47,109	$12,439	$12,435	$11,559
Fully taxable-equivalent adjustment	1,170	1,301	270	282	337

Net interest income fully taxable-equivalent basis	$52,693	$48,410	$12,709	$12,717	$11,896

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense FTE basis

Total revenue, net of interest expense	$110,220	$119,643	$22,398	$26,700	$25,076
Fully taxable-equivalent adjustment	1,170	1,301	270	282	337

Total revenue, net of interest expense fully taxable-equivalent basis	$111,390	$120,944	$22,668	$26,982	$25,413

Reconciliation of total noninterest expense to total noninterest expense, excluding goodwill impairment charges

Total noninterest expense	$83,108	$66,713	$20,864	$27,216	$16,385
Goodwill impairment	12,400	—	2,000	10,400	—

Total noninterest expense, excluding goodwill impairment charges	$70,708	$66,713	$18,864	$16,816	$16,385

Reconciliation of income tax expense (benefit) to income tax expense (benefit) FTE basis

Income tax expense (benefit)	$915	$(1,916)	$(2,351)	$1,387	$(1,225)
Fully taxable-equivalent adjustment	1,170	1,301	270	282	337

Income tax expense (benefit) fully taxable-equivalent basis	$2,085	$(615)	$(2,081)	$1,669	$(888)

Reconciliation of net income (loss) to net income (loss), excluding goodwill impairment charges

Net income (loss)	$(2,238)	$6,276	$(1,244)	$(7,299)	$(194)
Goodwill impairment	12,400	—	2,000	10,400	—

Net income (loss), excluding goodwill impairment charges	$10,162	$6,276	$756	$3,101	$(194)

Reconciliation of net income (loss) applicable to common shareholders to net income (loss) applicable to common shareholders, excluding goodwill impairment charges

Net income (loss) applicable to common shareholders	$(3,595)	$(2,204)	$(1,565)	$(7,647)	$(5,196)
Goodwill impairment	12,400	—	2,000	10,400	—

Net income (loss) applicable to common shareholders, excluding goodwill impairment charges	$8,805	$(2,204)	$435	$2,753	$(5,196)

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$212,681	$182,288	$218,728	$215,911	$197,123
Common Equivalent Securities	2,900	1,213	—	—	4,811
Goodwill	(82,596)	(86,034)	(75,584)	(82,484)	(86,053)
Intangible assets (excluding MSRs)	(10,985)	(12,220)	(10,211)	(10,629)	(12,556)
Related deferred tax liabilities	3,306	3,831	3,121	3,214	3,712

Tangible common shareholders’ equity	$125,306	$89,078	$136,054	$126,012	$107,037

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$233,231	$244,645	$235,525	$233,978	$250,599
Goodwill	(82,596)	(86,034)	(75,584)	(82,484)	(86,053)
Intangible assets (excluding MSRs)	(10,985)	(12,220)	(10,211)	(10,629)	(12,556)
Related deferred tax liabilities	3,306	3,831	3,121	3,214	3,712

Tangible shareholders’ equity	$142,956	$150,222	$152,851	$144,079	$155,702

Reconciliation of period end common shareholders’ equity to period end tangible common shareholders’ equity

Common shareholders’ equity	$211,686	$194,236	$211,686	$212,391	$194,236
Common Equivalent Securities	—	19,244	—	—	19,244
Goodwill	(73,861)	(86,314)	(73,861)	(75,602)	(86,314)
Intangible assets (excluding MSRs)	(9,923)	(12,026)	(9,923)	(10,402)	(12,026)
Related deferred tax liabilities	3,036	3,498	3,036	3,123	3,498

Tangible common shareholders’ equity	$130,938	$118,638	$130,938	$129,510	$118,638

Reconciliation of period end shareholders’ equity to period end tangible shareholders’ equity

Shareholders’ equity	$228,248	$231,444	$228,248	$230,495	$231,444
Goodwill	(73,861)	(86,314)	(73,861)	(75,602)	(86,314)
Intangible assets (excluding MSRs)	(9,923)	(12,026)	(9,923)	(10,402)	(12,026)
Related deferred tax liabilities	3,036	3,498	3,036	3,123	3,498

Tangible shareholders’ equity	$147,500	$136,602	$147,500	$147,614	$136,602

Reconciliation of period end assets to period end tangible assets

Assets	$2,264,909	$2,230,232	$2,264,909	$2,339,660	$2,230,232
Goodwill	(73,861)	(86,314)	(73,861)	(75,602)	(86,314)
Intangible assets (excluding MSRs)	(9,923)	(12,026)	(9,923)	(10,402)	(12,026)
Related deferred tax liabilities	3,036	3,498	3,036	3,123	3,498

Tangible assets	$2,184,161	$2,135,390	$2,184,161	$2,256,779	$2,135,390

Reconciliation of ending common shares outstanding to ending tangible common shares outstanding

Common shares outstanding	10,085,155	8,650,244	10,085,155	10,033,705	8,650,244
Assumed conversion of common equivalent shares (1)	—	1,286,000	—	—	1,286,000

Tangible common shares outstanding	10,085,155	9,936,244	10,085,155	10,033,705	9,936,244

(1)	On February 24, 2010, the common equivalent shares converted into common shares.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	25

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

In 2010, the Corporation reports Global Card Services results in accordance with new consolidation guidance. The 2009 periods are presented on a managed basis. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. In the 2009 periods, loan securitization removed loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualifying special purpose entity which was excluded from the Corporation’s Consolidated Financial Statements in accordance with GAAP applicable at the time.

The performance of the managed portfolio is important in understanding Global Card Services results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. In the 2009 periods, Global Card Services managed income statement line items differed from a held basis reported as follows:

•

Managed net interest income included Global Card Services net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income included Global Card Services noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record securitized net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also included the impact of adjustments to the interest-only strips that were recorded in card income as management managed this impact within Global Card Services.

•	Provision for credit losses represented the provision for managed credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Card Services

	Year Ended December 31, 2009			Fourth Quarter 2009
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$19,972	$(9,250)	$10,722	$4,878	$(2,226)	$2,652
Noninterest income:
Card income	8,553	(2,034)	6,519	2,093	(679)	1,414
All other income	521	(115)	406	115	(21)	94

Total noninterest income	9,074	(2,149)	6,925	2,208	(700)	1,508

Total revenue, net of interest expense	29,046	(11,399)	17,647	7,086	(2,926)	4,160

Provision for credit losses	29,553	(11,399)	18,154	6,854	(2,926)	3,928
Noninterest expense	7,726	—	7,726	1,877	—	1,877

Loss before income taxes	(8,233)	—	(8,233)	(1,645)	—	(1,645)
Income tax benefit (3)	(2,972)	—	(2,972)	(651)	—	(651)

Net loss	$(5,261)	$—	$(5,261)	$(994)	$—	$(994)

Average - total loans and leases	$211,981	$(98,453)	$113,528	$199,756	$(91,705)	$108,051

All Other

	Year Ended December 31, 2009			Fourth Quarter 2009
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (3)	$(7,221)	$9,250	$2,029	$(1,640)	$2,226	$586
Noninterest income:
Card income (loss)	(896)	2,034	1,138	(432)	679	247
Equity investment income	10,589	—	10,589	2,163	—	2,163
Gains on sales of debt securities	4,437	—	4,437	852	—	852
All other loss	(5,705)	115	(5,590)	(2,279)	21	(2,258)

Total noninterest income	8,425	2,149	10,574	304	700	1,004

Total revenue, net of interest expense	1,204	11,399	12,603	(1,336)	2,926	1,590

Provision for credit losses	(3,397)	11,399	8,002	(1,511)	2,926	1,415
Merger and restructuring charges	2,721	—	2,721	533	—	533
All other noninterest expense	2,909	—	2,909	818	—	818

Loss before income taxes	(1,029)	—	(1,029)	(1,176)	—	(1,176)
Income tax benefit (3)	(2,357)	—	(2,357)	(427)	—	(427)

Net income (loss)	$1,328	$—	$1,328	$(749)	$—	$(749)

Average - total loans and leases	$162,302	$98,453	$260,755	$154,038	$91,705	$245,743

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

This information is preliminary and based on company data available at the time of the presentation.	26